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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

November 7, 2003
Date of Report (Date of earliest event reported)

CPAC, INC.
(Exact name of registrant as specified in its charter)

New York	0-9600	16-0961040
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2364 Leicester Road, Leicester, New York 14481
(Address of Principal Executive Offices and Zip Code)

(585) 382-3223
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

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Item 12.	Results of Operations and Financial Condition.

The information in this report furnished pursuant to Item 12 shall not be deemed to be "filed" for purposes of Section 18 of the Exchange Act or otherwise subject to the liability of that section and shall not be deemed incorporated by reference into a filing under the Securities Act or the Exchange Act.

On November 7, 2003, CPAC, Inc. (the "Company") issued a press release discussing its results of operations and financial condition for the second quarter ended September 30, 2003. A copy of the full text of the press release is included below.

For Immediate Release
2364 Leicester Rd. Leicester NY, 14481 USA 585-382-3223 cpac.com	COMPANY CONTACTS: Karen G. McCulley, Mgr., Corp Comm Wendy F. Clay, VP, Admin 585-382-3223

CPAC, Inc. Announces Second Quarter and Six-Month Results; Declares Quarterly Cash Dividend of $0.07

LEICESTER, NY... November 07, 2003 -- CPAC, Inc. (Nasdaq: CPAK), a manufacturer and marketer with holdings in the Cleaning & Personal Care and Imaging industries, today reported second quarter and six-month results for the fiscal period ended September 30, 2003.

At its regular meeting on October 7, 2003, CPAC's Board of Directors declared a quarterly cash dividend in the amount of $0.07 per share, payable on December 12, 2003 to shareholders of record at the close of business on November 21, 2003.

Consolidated Results

Net sales for the second quarter were $23.5 million compared to $23.8 million for the same quarter last year, a decline of 1.1%. Net loss for the quarter was $ (136,000) or $(0.03) per diluted share versus net income of $461,000 or $0.09 per diluted share for the quarter ended September 30, 2002 (as restated - see supplemental note.)

For the six months ended September 30, 2003, net sales were $46.7 million versus $48.4 million for the same period last year. Six-month net income was $187,000 or $0.04 per diluted share as compared to a net loss of $(5.1 million) or $(1.00) per diluted share for the period ended September 30, 2002. The six months ended September 30, 2002 were impacted by a first quarter $6.3 million cumulative effect accounting adjustment from the adoption of SFAS No. 142, "Goodwill and Other Intangible Assets". Exclusive of the cumulative effect accounting adjustment, the Company in the six month period last year earned $1.3 million or $0.23 per diluted share (as restated - see supplemental note.)

Thomas N. Hendrickson, CPAC's President and CEO, stated, "Although we were disappointed with the short-term results, over the past six months CPAC has continued to work on a number of specific actions to improve the Company's long-term competitiveness in its various markets, including consolidating domestic Imaging manufacturing, increasing our equity position in TURA AG, strengthening the management team at Fuller Brands, and funding Fuller Brush's entry into the retail environment. These actions have required a series of one-time expenditures that predictably reduced earnings. Most notably, the Imaging plant consolidation resulted in an after-tax charge of $0.05 and $0.07 respectively per diluted share for the three and six month periods ended September 30, 2003. Absent these one-time charges, earnings would have been $0.02 per share for the quarter versus $0.09 per share last year, and $0.11 per share versus $0.23 per share for the six-month period. We expect to begin realizing the benefits of these actions starting in the fiscal fourth quarter."

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Fuller Brands Segment

According to G. Robert Gey, President of Fuller Brands, "We were pleased to register a 3.0% increase in Fuller Brush sales this quarter, driven primarily by our television home shopping initiative. Stanley Home Products experienced further sales erosion in the quarter, resulting from a smaller number of direct selling representatives. New President Fernando Morthera has instituted an aggressive program to attract new representatives and has reported progress in this area for August and September."

Mr. Gey continued, "Results for Cleaning Technologies Group reflect softness in both national accounts and distributor sales. Sales to Kmart are down over prior year, related to store closings. CTG distributors are seeing lower sales to school districts whose operations budgets have been affected by the sluggish economy. Doug Calvert, who was named CTG President in August, is realigning the organization to focus on three primary areas of growth: targeting an increased number of national accounts and retail chains; expanding relationships with distributors to drive incremental sales; and aggressively pursuing GSA schedule business for government procurement as a new sales channel."

Fuller Brands Highlights

--> Fuller Brush sales via QVC were strong in the second quarter and the six-month period. This is attributable to increased airtime, most notably a "Today's Special Value" promotion featuring Fuller's new Versa Mop(TM), a battery-operated spray mop that uses a Fuller-branded concentrated liquid cleaner.

--> The Fuller Brush retail initiative is generating significant interest from several national and regional retailers. Continued investments in packaging redesign, equipment, and merchandising racks for the self-contained "Cleaning Center" concept are expected to result in incremental sales in this fiscal year. A limited marketing test is in progress, and preparations are underway to roll out programs with two other retailers.

CPAC Imaging Segment

Steven E. Baune, President of CPAC Imaging, Worldwide commented, "Volume increases at our international divisions and favorable currency exchanges resulted in the strongest increase in Imaging sales in several years. Domestically, we continue to be challenged by the technology shift to digital and its impact on suppliers of traditional Imaging products, as well as by competitive pricing issues and industry consolidation. While the economy is beginning to show signs of improvement, travel and film use were still down in the quarter."

Mr. Baune continued, "Very significant opportunities exist overseas for the traditional products we sell. We're seeing a steady trend toward sales growth abroad, with our international divisions delivering 40% of total segment sales in the quarter. Given the continued strong performance of these subsidiaries, we remain confident that our strategy to move aggressively into foreign markets will help us maintain and build market share going forward. We have worked to achieve a notable increase over the past year in the number of distributors carrying CPAC and TURA-branded products worldwide. This expanded distribution network bodes well for continued sales increases as economic conditions improve."

CPAC Imaging Highlights

--> All U.S. chemical manufacturing has shifted from St. Louis, MO to the Norcross, GA facility. Non-recurring expenses associated with the plant shut-down will continue to impact results in Q3. Restructuring costs associated with the move are estimated to be substantially completed in the third quarter and the financial and operational benefits will start to be realized by the end of the fiscal year.

--> Plans for expansion into China are being finalized.

--> Both CPAC Europe and TURA AG have struggled year to date with exporting issues relating to the strong Euro, which reduced their profitability significantly. All international subsidiaries including TURA have expanded their sourcing options to mitigate the negative impact of currency fluctuations.

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Other Financial Information

Thomas J. Weldgen, CPAC's Chief Financial Officer, said, "Since beginning the fiscal year on April 1, 2003 with approximately $9.9 million in cash, we have invested $1.3 million in TURA, expended $916,000 on new property and equipment, and retired debt in the amount of $83,000. In addition, shareholder dividends of $693,000 were distributed. At September 30, 2003, the Company had $8.3 million in cash, and working capital in excess of $31.5 million."

About CPAC, Inc.

Established in 1969, CPAC, Inc. (cpac.com) manages holdings in two industries. The Fuller Brands segment manufactures commercial, industrial, and household cleaning products, as well as custom brushes and personal care lines. The CPAC Imaging segment develops and markets innovative Imaging chemicals, equipment, and supplies at eight business units worldwide. Products are sold under more than 350 registered trademarks. Stock is traded under the symbol: CPAK.

Except for the historical matters contained herein, statements in this press release are forward-looking and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements involve risks and uncertainties that may affect CPAC's business and prospects, including economic, competitive, governmental, technological, and other factors discussed in CPAC's filings with the Securities and Exchange Commission.

(Tables follow)

CPAC, Inc. RESULTS OF OPERATIONS DATA SEPTEMBER 30, 2003 and SEPTEMBER 30, 2002 (UNAUDITED)
	Three months ended			Six months ended
	2003	2002	% change	2003	2002	% change
Net sales:
Fuller Brands	$ 13,645,386	$ 14,290,560	(4.5)	$ 27,997,187	$ 29,317,213	(4.5)
Imaging	9,886,943	9,495,886	4.1	18,715,296	19,090,911	(2.0)
Total sales:	$ 23,532,329	$ 23,786,446	(1.1)	$ 46,712,483	$ 48,408,124	(3.5)
Income (loss) before cumulative effect of change in accounting principle	$ (136,363)	$ 460,976**	N/M	$ 186,559	$ 1,162,486**	(84.0)
Cumulative effect of change in accounting principle*	$ 0	$ 0		$ 0	$ (6,281,251)	N/M
Net income (loss)	$ (136,363)	$ 460,976**	N/M	$ 186,559	$ (5,118,765)**	N/M

Income (loss) per common share (diluted):
Before cumulative effect of change in accounting principle	$ (0.03)	$ 0.09**	N/M	$ 0.04	$ 0.23**	(83.0)
Cumulative effect of change in accounting principle*	$ 0.00	$ 0.00		$ 0.00	$ (1.22)	N/M
Diluted net income (loss) per share	$ (0.03)	$ 0.09**	N/M	$ 0.04	** $ (1.00)***	N/M
Diluted shares outstanding	4,984,212	5,132,626	(2.9)	4,965,612	5,138,067	(3.4)
SUPPLEMENTAL NOTES: *Adjustment reflects adoption of SFAS No. 142 "Goodwill and Other Intangible Assets"

**Restated as required by GAAP to present the impact of a change to the equity method of accounting for the increased investment in TURA AG.

***For the six months ended September 30, 2002, the sum of Q1 and Q2's diluted net income (loss) per share does not equal the six month diluted net income (loss) per share shown, due to the impact of the Company's share repurchases in 2002 on the weighted average share computation each quarter.

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CPAC, Inc. SUPPLEMENTAL SEGMENT DATA SEPTEMBER 30, 2003 and SEPTEMBER 30, 2002 (UNAUDITED)
Three months ended September, 2003
	FULLER BRANDS	IMAGING	COMBINED
Net sales	$ 13,645,386	$ 9,886,943	$ 23,532,329
Cost of sales	7,008,352	6,221,359	13,229,711
Gross profits	6,637,034	3,665,584	10,302,618
Selling, administrative and engineering expenses	6,180,701	3,450,855	9,631,556
Restructuring expenses		417,029	417,029
Research and development expense	140,348	32,371	172,719
Operating income (loss)	$ 315,985	$ (234,671)	81,314
Corporate expense			(75,142)
Interest expense, net			(125,455)
Income (loss) before income tax, minority interests, and equity in loss of affiliate			(119,283)
Provision (benefit) for income taxes			(126,000)
Income before minority interests and equity in loss of affiliate			6,717
Minority interests			(45,207)
Equity in loss of affiliate			(97,873)
Net loss			$ (136,363)

Three months ended September, 2002
	FULLER BRANDS	IMAGING	COMBINED
Net sales	$ 14,290,560	$ 9,495,886	$ 23,786,446
Cost of sales	7,160,153	5,980,334	13,140,487
Gross profits	7,130,407	3,515,552	10,645,959
Selling, administrative and engineering expenses	5,989,883	3,361,687	9,351,570
Research and development expense	144,021	42,961	186,982
Operating income	$ 996,503	$ 110,904	1,107,407
Corporate expense			(99,557)
Interest expense, net			(135,186)
Income before income tax, minority interests, and equity in loss of affiliate			872,664
Provision (benefit) for income taxes			361,000
Income before minority interests and equity in loss of affiliate			511,664
Minority interests			11,038
Equity in loss of affiliate			(61,726)
Net income**			$ 460,976
SUPPLEMENTAL NOTES:
**Restated as required by GAAP to present the impact of a change to the equity method of accounting for the increased investment in TURA AG.

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CPAC, Inc. SUPPLEMENTAL SEGMENT DATA SEPTEMBER 30, 2003 and SEPTEMBER 30, 2002 (UNAUDITED)
Six months ended September, 2003
	FULLER BRANDS	IMAGING	COMBINED
Net sales	$ 27,997,187	$ 18,715,296	$ 46,712,483
Cost of sales	14,192,149	11,715,968	25,908,117
Gross profits	13,805,038	6,999,328	20,804,366
Selling, administrative and engineering expenses	12,235,670	6,736,625	18,972,295
Restructuring expenses		597,029	597,029
Research and development expense	281,725	59,276	341,001
Operating income (loss)	$ 1,287,643	$ (393,602)	894,041
Corporate expense			(119,721)
Interest expense, net			(259,448)
Income before income tax, minority interests, and equity in loss of affiliate			514,872
Provision for income taxes			51,000
Income before minority interests, equity in loss of affiliate, and cumulative effect of change in accounting principle			463,872
Minority interests			(98,026)
Equity in loss of affiliate			(179,287)
Income before cumulative effect of change in accounting principle			186,559
Cumulative effect of change in accounting principle			-0-
Net income			$ 186,559

Six months ended September, 2002
	FULLER BRANDS	IMAGING	COMBINED
Net sales	$ 29,317,213	$ 19,090,911	$ 48,408,124
Cost of sales	14,441,343	12,069,789	26,511,132
Gross profits	14,875,870	7,021,122	21,896,992
Selling, administrative and engineering expenses	12,688,021	6,470,474	19,158,495
Research and development expense	271,582	80,378	351,960
Operating income	$ 1,916,267	$ 470,270	2,386,537
Corporate expense			(127,247)
Interest expense, net			(260,784)
Income before income tax, minority interests, equity in loss of affiliate, and cumulative effect of change in accounting principle			1,998,506
Provision for income taxes			735,000
Income before income tax, minority interests, and equity in loss of affiliate			1,263,506
Minority interests			(30,077)
Equity in loss of affiliate			(70,943)
Income before cumulative effect of change in accounting principle			1,162,486
Cumulative effect of change in accounting principle*			(6,281,251)
Net loss**			$ (5,118,765)
SUPPLEMENTAL NOTES:
*Adjustment reflects adoption of SFAS No. 142, "Goodwill and Other Intangible Assets."
**Restated as required by GAAP to present the impact of a change to the equity method of accounting for the increased investment in TURA AG.
# # #

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated: November 10, 2003		CPAC, Inc. (Registrant)
	By:	/s/ Thomas J. Weldgen
Thomas J. Weldgen Vice President Finance and Chief Financial Officer